Exhibit 2.3

VOTING AGREEMENT

This Voting Agreement (“Agreement”) is made and entered into as of May 14, 2009, by and between Alternative Asset Management Acquisition Corp., a Delaware corporation (“AAMAC”), Great American Group, Inc., a Delaware corporation and wholly-owned subsidiary of AAMAC (“Holdco”), Great American Group, LLC, a California limited liability company (“GALLC”), and each undersigned stockholder of AAMAC (each a “Stockholder” and collectively, the “Stockholders”). Certain capitalized terms used in this Agreement that are not defined herein or in Section 8 shall have the meaning given to such terms in the Reorganization Agreement (as defined below).

RECITALS

WHEREAS, each Stockholder is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of certain shares of common stock of AAMAC, par value $0.0001 per share (“Common Stock”);

WHEREAS, each Stockholder executed an Insider Letter dated on or about August 1, 2007 in favor of AAMAC (the “Inside Letter”) pursuant to which such Stockholder agreed to vote, with respect to a solicitation by AAMAC of its stockholders to approve an Initial Business Combination (as defined in the Inside Letter) (such vote, a “Business Combination Vote”), all of the shares of AAMAC Common Stock acquired by it prior to the IPO (as defined in the Insider Letter) (“AAMAC Founder’s Stock”) in accordance with the majority of votes cast by the holders of the IPO Shares (as defined in the Insider Letter);

WHEREAS, concurrently with the execution and delivery of this Agreement, AAMAC, Holdco, AAMAC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdco (“Merger Sub”), GALLC, the members of GALLC and the representative of each of GALLC, the members of GALLC and certain other phantom equity holders of GALLC, are entering into an Agreement and Plan of Reorganization (the “Reorganization Agreement”) which provides, upon the terms and subject to the conditions set forth therein, that the equity holders of AAMAC and the equity holders of GALLC, will exchange their equity in AAMAC and GALLC, respectively, for equity in Holdco, and for the merger of Merger Sub with and into AAMAC (the “Merger”) pursuant to which AAMAC will be the surviving entity and wholly-owned subsidiary of Holdco; and

WHEREAS, as a condition and inducement to GALLC’s willingness to enter into the Reorganization Agreement, each Stockholder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound, agree as follows:

1. Agreement to Vote Shares.

(a) Prior to the Termination Date, at every meeting of the holders of Parent Common Stock (as defined in the Reorganization Agreement), including, without limitation, the Special Meeting (as defined in the Reorganization Agreement), called with respect to any of the proposals set forth in the definitive Proxy Statement (as defined in the Reorganization Agreement) to be voted on by the holders of Parent Common Stock (the “Stockholder Proxy Proposals”), and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of Parent Common Stock with respect to any of the Stockholder Proxy Proposals, each Stockholder hereby severally agrees and acknowledges that it shall vote its Subject Securities in favor of each Stockholder Proxy Proposal set forth in the Proxy Statement; provided, however, that notwithstanding the foregoing, with respect to the

AAMAC Founder’s Stock owned by it, with respect to the proposal regarding a Business Combination Vote, it shall vote such AAMAC Founder’s Stock in accordance with the Insider Letter.

(b) Prior to the Termination Date, at every meeting of the holders of Parent Warrants (as defined in the Reorganization Agreement), called with respect to any of the proposals set forth in the definitive Proxy Statement to be voted on by the holders of Parent Warrants (the “Warrantholder Proxy Proposals”) and at every adjournment or postponement thereof, and on every action or approval by written consent of the holders of Parent Warrants with respect to any of the Warrantholder Proxy Proposals, each Stockholder that beneficially owns any Parent Warrants hereby severally agrees and acknowledges that it shall vote such Parent Warrants comprising its Subject Securities in favor of each Warrantholder Proxy Proposal set forth in the Proxy Statement.

(c) Each Stockholder who is the beneficial owner, but not the record holder, of its Subject Securities, hereby agrees to take all actions necessary to cause the record holder and any nominees to vote all of the Subject Securities in accordance with Sections 1(a) and 1(b).

2. Irrevocable Proxy. Each Stockholder hereby irrevocably (to the full extent permitted by Section 212 of the Delaware General Corporation Law) appoints Paul D. Lapping, as the sole and exclusive attorney and proxy of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights expressly provided herein (to the full extent that the undersigned is entitled to do so) with respect to its Subject Securities. Upon the undersigned Stockholder’s execution of this Agreement, any and all prior proxies given by the undersigned Stockholder with respect to any of its respective Subject Securities are hereby revoked and such Stockholder agrees not to grant any subsequent proxies with respect to the Subject Securities.

This Proxy is irrevocable (to the extent permitted by Section 212 of the Delaware General Corporation Law), and is coupled with an interest. The attorney and proxy named above is hereby authorized and empowered by each undersigned Stockholder, at any time prior to the Termination Date, to act as such Stockholder’s attorney and proxy to vote the Subject Securities, and to exercise all voting and other rights of the undersigned with respect to the Subject Securities (including, without limitation, the power to execute and deliver written consents pursuant to Section 228 of the Delaware General Corporation Law), at every annual, special or adjourned meeting of the stockholders and warrant holders of AAMAC and in every written consent in lieu of such meeting in accordance with Section 1.

This proxy shall be binding upon the heirs, estate, executors, personal representatives, successors and assigns of each Stockholder (including any permitted transferee of any of the Subject Securities).

3. Agreement to Retain Shares.

(a) Restriction on Transfer. During the period from the date of this Agreement through the Termination Date, no Stockholder shall, directly or indirectly, cause or permit any Transfer of any of its respective Subject Securities to be effected without the consent of GALLC (which consent shall not be unreasonably withheld).

(b) Restriction on Transfer of Voting Rights. During the period from the date of this Agreement through the Termination Date, each Stockholder shall ensure that: (a) none of its respective Subject Securities is deposited into a voting trust; and (b) no proxy (other than the proxy granted pursuant to this Agreement) is granted, and no voting agreement or similar agreement is entered into, with respect to any of the Subject Securities.

4. Waiver of Appraisal Rights. Each Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, any dissenters’ rights and any similar rights relating to the Reorganization (as defined in the Reorganization Agreement) or any related transaction that such Stockholder may have by virtue of any outstanding shares of AAMAC by such Stockholder.

5. Representations, Warranties and Covenants of Each Stockholder. Each Stockholder hereby severally represents and warrants to GALLC as follows:

(a) Due Authorization, Etc. All consents, approvals, authorizations and orders necessary for the execution and delivery by such Stockholder of this Agreement and the proxy have been obtained, such Stockholder has full right, power and authority to enter into this Agreement and the proxy. This Agreement and the proxy have been duly executed and delivered by such Stockholder and constitute valid and binding agreements of such Stockholder enforceable in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

(b) No Conflict. The execution and delivery of this Agreement and the proxy by such Stockholder do not, and the performance of this Agreement and the proxy by such Stockholder will not (i) conflict with or violate any law, rule, regulation, order, decree or judgment applicable to such Stockholder or by which he or it or any of his or its properties is or may be bound or affected; or (ii) result in or constitute any breach of or default under, or give to any other Person any right of termination, amendment, acceleration or cancellation of, or result in the creation of any encumbrance or restriction on any of its respective Subject Securities pursuant to, any contract to which Stockholder is a party or by which such Stockholder or any of his or its affiliates or properties is or may be bound or affected.

(c) Title to Securities. As of the date of this Agreement: (i) such Stockholder holds of record (free and clear of any encumbrances or restrictions other than in connection with agreements entered into in connection with AAMAC’s initial public offering, all of which were filed with the Securities and Exchange Commission or otherwise delivered to GALLC (“Permitted Encumbrances”)) the number of outstanding shares of AAMAC Common Stock set forth under the heading “Shares Held of Record” on the line opposite its name on Exhibit A hereto; (ii) such Stockholder holds (free and clear of any encumbrances or restrictions other than the Permitted Encumbrances) the options, warrants and other rights to acquire shares of AAMAC Common Stock set forth under the heading “Options and Other Rights” on the line opposite its name on Exhibit A hereto; (iii) such Stockholder Owns the additional securities of AAMAC set forth under the heading “Additional Securities Beneficially Owned” on the line opposite its name on Exhibit A hereto; and (d) such Stockholder does not directly or indirectly Own any shares of capital stock or other securities of AAMAC, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of AAMAC, other than the shares and options, warrants and other rights described in clauses (i)-(iii) of this Section 5(c) on the line opposite its name on Exhibit A hereto.

(d) Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times through the Termination Date.

6. Additional Covenants of Each Stockholder.

(a) Further Assurances. From time to time and without additional consideration, such Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall (at such Stockholder’s sole expense) take such further actions, as GALLC may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

7. Miscellaneous.

(a) Assignment; Binding Effect. Except as provided herein, neither this Agreement nor any of the interests or obligations hereunder may be assigned or delegated by any Stockholder, AAMAC, or Holdco and any attempted or purported assignment or delegation of any of such interests or obligations shall be void. Subject to the preceding sentence, this Agreement shall be binding upon Stockholder and his or its heirs, estate, executors and personal representatives and his or its successors and permitted assigns, and shall inure to the benefit of GALLC and its successors and permitted assigns. Nothing in this Agreement is intended to confer on any Person (other than GALLC and its successors and assigns) any rights or remedies of any nature.

(b) Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement including the proxy were not performed in accordance with its specific terms or were otherwise breached. Stockholder agrees that, in the event of any breach or threatened breach by such Stockholder of any covenant or obligation contained in this Agreement including the proxy, GALLC shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each Stockholder further agrees that neither GALLC nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 7(b), and such Stockholder irrevocably waives any right he or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Waiver. No failure on the part of GALLC to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of GALLC in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. GALLC shall not be deemed to have waived any claim available to GALLC arising out of this Agreement, or any power, right, privilege or remedy of GALLC under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of GALLC; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

(d) Governing Law; Venue. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts or choice of law. Any legal proceeding relating to this Agreement including the proxy or the enforcement of any provision of this Agreement or the proxy may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each Stockholder:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware in connection with any such legal proceeding; and

(ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to him or it at the address set forth on the signature page hereof shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding.

EACH STOCKHOLDER IRREVOCABLY WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE PROXY OR THE ENFORCEMENT OF ANY PROVISION OF THIS AGREEMENT OR THE PROXY.

(e) Counterparts. This Agreement may be executed in two or more counterparts (including by way of electronic means), each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Entire Agreement. This Agreement including the proxy and any other documents delivered by the parties in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon either party unless made in writing and signed by the parties.

(g) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(h) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or email, or forty-eight (48) hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below, or as subsequently modified by written notice.

(i) Attorneys’ Fees. If any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any Stockholder, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

(j) Severability. If one or more provisions of this Agreement including the proxy are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(k) Construction. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

8. Certain Definitions. For purposes of this Agreement:

(a) A Stockholder shall be deemed to “Own” or to have acquired “Ownership” of a security if such Stockholder is the “beneficial owner” within the meaning of Rule 13d-3 under the Exchange Act of such security.

(b) “Person” shall mean any (i) individual, (ii) corporation, limited liability company, partnership or other entity, or (iii) governmental body.

(c) “Subject Securities” shall mean with respect to any Stockholder: (i) all securities of AAMAC (including all shares of AAMAC Common Stock and all options, warrants and other rights to acquire shares of AAMAC Common Stock) Owned by such Stockholder as of the date of this Agreement; and (ii) all additional securities of AAMAC (including all additional shares of AAMAC Common Stock and all additional options, warrants and other rights to acquire shares of AAMAC Common Stock) of which such Stockholder acquires Ownership during the period from the date of this Agreement through the Termination Date.

(d) The term “Termination Date” means the earlier to occur of the date of the consummation of the transactions contemplated by the Reorganization Agreement or the date the Reorganization Agreement terminates in accordance with its terms.

(e) A Person shall be deemed to have a effected a “Transfer” of a security if such Person directly or indirectly: (i) sells, pledges, encumbers, grants an option with respect to, transfers or disposes of such security or any interest in such security to any Person other than GALLC; (ii) enters into an agreement or commitment contemplating the possible sale of, pledge of, encumbrance of, grant of an option with respect to, transfer of or disposition of such security or any interest therein to any Person other than AAMAC; or (iii) reduces such Person’s beneficial ownership of, interest in or risk relating to such security.

The parties have caused this Agreement to be duly executed on the date first above written.

ALTERNATIVE ASSET MANAGEMENT ACQUISITION CORP.

By:	/s/ Paul Lapping
Name:	Paul Lapping
Title:	Chief Financial Officer

Address for notices:

GREAT AMERICAN GROUP, INC.

By:	/s/ Mark Klein
Name:	Mark Klein
Title:	Chief Executive Officer

Address for notices:

GREAT AMERICAN GROUP, LLC

By:	/s/ Andy Gumaer
Name:	Andy Gumaer
Title:	CEO

Address for notices:

[Signature Page to Voting Agreement]

HANOVER OVERSEAS LIMITED

By:	/s/ Mark Hotchin
Name:	Mark Hotchin
Title:

Address for notices:

STC INVESTMENT HOLDINGS LLC

By:	/s/ Michael Levitt
Name:	Michael Levitt
Title:	Chief Investment Officer

Address for notices:

SOLAR CAPITAL, LLC

By:	/s/ Michael Gross
Name:	Michael Gross
Title:	Chairman and CEO

Address for notices:

JAKAL INVESTMENTS LLC

By:	/s/ Paul D. Lapping
Name:	Paul D. Lapping
Title:	Manager

Address for notices:

[Signature Page to Voting Agreement]

/s/ Mark Klein
Mark Klein

Address for notices:

/s/ David Hawkins
David Hawkins

Address for notices:

/s/ Steven Shenfeld
Steven Shenfeld

Address for notices:

/s/ Bradford Peck
Bradford Peck

Address for notices:

/s/ Frederick Kraegel
Frederick Kraegel

Address for notices:

Exhibit A

Name	Shares Held of Record	Options and Other Rights	Additional Securities Beneficially Owned
Hanover Overseas Limited	3,197,338	1,067,250	0

STC Investment Holdings LLC	4,167,650	1,423,000	0

Solar Capital, LLC	1,580,150	712,000	0

Jakal Investments LLC	983,250	712,000	0

Mark Klein	970,312	355,750	0

David Hawkins	51,750	0	0

Steven Shenfeld	155,250	355,000	0

Bradford Peck	51,750	0	0

Frederick Kraegel	51,750	0	0

Total	11,209,200	4,625,000	0

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